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                                                       Exhibit 23

               CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
of A.P. Pharma, Inc. (formerly Advanced Polymer Systems, Inc.)
and the Trustees and Participants of the AP Pharma 401(k) Plan (formerly Advanced Polymer Systems, Inc.
Salary Reduction Profit Sharing Plan):


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-29084) of A.P. Pharma, Inc. (formerly Advanced Polymer Systems, Inc.) of our report dated June 22, 2001, relating to the statement of net assets available for benefits of the AP Pharma 401(k) Plan (formerly Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan) as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2001 Annual Report on Form 11-K of the AP Pharma, Inc. 401(k) Plan (formerly Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan).

                                By /s/ KPMG LLP
                                   ------------
                                   KPMG LLP

San Francisco, California
June 25, 2002